United Security Bancshares - $4.1 Million Net Income for 2008

      FRESNO, Calif., Feb. 9 /PRNewswire-FirstCall/ -- Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares http://www.unitedsecuritybank.com/ (Nasdaq: UBFO) reported today the results of operation for the 4th quarter and twelve months ended December 31, 2008.

      The Company earned $842,000 for the 4th quarter of 2008, as compared with net income of $689,000 for the 4th quarter in 2007. Basic and diluted earnings per share for the 4th quarter 2008 were $0.07 compared with $0.06 for the 4th quarter 2007. For the twelve months ended December 31, 2008, net income was $4,070,000 compared with $11,257,000 in 2007. For the twelve months ended December 31, 2008, return on average equity was 4.93% and the return on average assets was .52%. For the same period in 2007, return on average equity was 13.73% and return on average assets was 1.47%. The low interest rate environment, weak real estate market and economy all combined to impact earnings adversely.

      The Board of Directors of United Security Bancshares declared a 1st quarter 2009 stock dividend of one percent (1%). The 1st quarter 2009 stock dividend replaces the quarterly cash dividend and reflects a similar value. The stock dividend was paid to shareholders of record on January 9, 2009 and the shares were issued on January 21, 2009.

      Woods added, "We've watched, with great interest, the US Government's several attempts to unlock the credit markets and stem the tide of real estate foreclosures by pouring billions of dollars into the financial rescue of Wall Street and the nation's largest financial institutions. Very few dollars have been directed towards the millions of struggling homeowners and small business owners. The bailout dollars for banks are a short-term fix to assist through difficult times. Essentially the bailout dollars are ten-year loans, at 5% after tax, (8.62% pre- tax equivalent) for the first five years moving up to 9% (15.52% pre-tax equivalent) after five years. Along with the high rates of interest, the TARP (Treasury Asset Recovery Plan) dollars come with restrictions, a US Government right to buy shares (warrants) in the Company, and the TARP agreement provides for the US Government to change any part of the deal in the future. The Board will weight all factors prior to making a decision regarding TARP.

      We are confident the new administration in Washington is focused on helping struggling homeowners and stimulating the economy and expect legislation will be passed aimed more directly at resolving those problems. In the meantime, we continue to strengthen our balance sheet and ask that our customers do the same. We remain committed to providing the very best banking services to business and individuals in the communities we serve. We'll let the US Government focus on rescuing the economy."

      Shareholders' equity at quarter end was $79.6 million. During the past 12 months, dividends of $4.6 million were paid out of shareholders' equity to shareholders and $1.2 million was utilized to purchase and retire shares of Company stock at an average price of $13.70 per share.

      Net interest income for the 4th quarter 2008 was $7.07 million, down $1.7 million from the 4th quarter of 2007 for a decrease of 19.6%. The net interest margin decreased from 4.92% in the 4th quarter of 2007 to 4.02% in the 4th quarter of 2008. For the twelve months ended December 31, 2008 net interest income was $30.2 million, down $6.4 million from $36.6 million for the same period in 2007. The net interest margin decreased from 5.35% for the twelve months in 2007 to 4.33% for the same period in 2008. The lower interest rate environment and increase in nonaccrual loans are the primary factors for the declines.

      Noninterest income for the 4th quarter of 2008 was $2,697,000, up $587,000 from $2,110,000 in 2007 for an increase of 27.8%. The increase resulted from the gain from the fair value adjustment to the carrying amount of Trust Preferred Securities during the 4th quarter of 2008 that was up $629,000 compared with the 4th quarter of 2007. For the twelve months ended December 31, 2008, noninterest income was $8,343,000, down $1,321,000 from $9,664,000 for the same period in 2007. The net result of a gain from the fair value adjustment to the carrying amount of Trust Preferred Securities and a drop in ATM fees account for most of the net decline in noninterest income in 2008, compared to 2007.

      Other operating expenses for the three months ended December 31, 2008 were $6,253,000 and $6,724,000 for 2007, a decrease of $474,000 or 7%. For the twelve months ended December 31, 2008, other operating expenses totaled $23,279,000, up $548,000 from $22,731,000 for the same period in 2007. Several expense items in combination account for the differences. For the 4th quarter, OREO write-downs and OREO expense were up $960,000 while salaries and benefits declined by $449,000 during the 4th quarter 2008 compared with the same period in 2007. The drop in salaries and benefits in 2008 were primarily the result of reversals of accruals for bonuses and no accruals for 401k and ESOP were expensed for the period. For the year 2008, the primarily difference with 2007 results from OREO write-downs and OREO expenses that were up $1,096,000 along with a loss from the fair value adjustment to the carrying value of core-deposit intangibles that was up $648,000. Offsetting these increases in expense were lower salaries and benefits by $220,000 and a decline in loss on write-downs on assets of $820,000 that occurred in 2007 but did not occur in 2008.

      The provision for loan loss was $2,383,000 for the 4th quarter of 2008 and $3,337,000 for 4th quarter of 2007. For the twelve months ended December 31, 2008, the provision was $9,598,000 compared with $5,697,000 for the same period in 2007. In determining the adequacy of the allowance for loan losses, Management's judgment is the primary determining factor for establishing the amount of the provision for loan losses and management considers the allowance for loan and lease losses at December 31, 2008 to be adequate. Non-performing assets increased to 10.68% of total assets on December 31, 2008 from 7.96% on September 30, 2008.

      United Security Bancshares is a $760+ million bank holding company. United Security Bank, its principal subsidiary is a state chartered bank and member of the Federal Reserve Bank of San Francisco.

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

      FORWARD-LOOKING STATEMENTS

      This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

      Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the Company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company's market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in regulatory, judicial, or legislative tax treatment of business transactions, particularly recently enacted California tax legislation and the subsequent Dec. 31, 2003, announcement by the Franchise Tax Board regarding the taxation of REITs and RICs; and (8) unknown economic impacts caused by the State of California's budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company's Annual Report on Form 10-K for the year ended December 31, 2007, and particularly the section of Management's Discussion and Analysis.

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

    United Security Bancshares
    Consolidated Balance Sheets (unaudited)
    (Dollars in thousands)

                                                   December 31,   December 31,
                                                       2008           2007
    Cash & nonint.-bearing deposits in banks         $19,426        $25,300
    Interest-bearing deposits in banks                20,431          2,909
    Federal funds sold                                     0              0
    Investment securities AFS                         92,749         89,415
    Loans, net of unearned fees                      548,742        596,481
      Less: allowance for loan losses                (15,071)       (10,901)
    Loans, net                                       533,671        585,580
    Premises and equipment, net                       14,285         15,574
    Intangible assets                                 13,417         15,038
    Other assets                                      67,097         37,899
                    TOTAL ASSETS                    $761,077       $771,715

    Deposits:
      Noninterest-bearing demand & NOW               190,363        184,506
      Savings & Money Market                         133,367        148,282
      Time                                           184,756        301,829
    Total deposits                                   508,486        634,617

    Borrowed funds                                   155,045         32,280
    Other liabilities                                  6,010          9,047
    Junior subordinated debentures                    11,926         13,341
    TOTAL LIABILITIES                               $681,467       $689,285

    Shareholders' equity:
      Common shares outstanding:
      12,010,372 at Dec. 31, 2008
      11,855,192 at Dec. 31, 2007                    $34,811        $32,587
    Retained earnings                                 47,722         49,997
    Fair Value Adjustment - Hedge                          0             (2)
    Accumulated other comprehensive income            (2,923)          (151)
    Total shareholders' equity                       $79,610        $82,430
                    TOTAL LIABILITIES &
                     SHAREHOLDERS' EQUITY            761,077        771,715



    United Security Bancshares
    Consolidated Statements of Income
    (dollars in 000's,
     except per share    Three Months Three Months Twelve Months Twelve Months
     amounts)                Ended         Ended        Ended        Ended
    (unaudited)           December 31,  December 31, December 31, December 31,
                              2008          2007         2008         2007
    Interest income        $10,036        $14,245      $45,146      $57,156
    Interest expense         2,967          5,450       14,937       20,573
    Net interest income      7,069          8,795       30,209       36,582
    Provision for loan
     losses                  2,383          3,337        9,598        5,697
    Other income             2,698          2,110        8,343        9,664
    Other expenses           6,254          6,724       23,279       22,731
    Income before income
     tax provision           1,130            845        5,675       17,818
    Provision for income
     taxes                     289            156        1,605        6,561
    NET INCOME                $842           $689       $4,070      $11,257



    United Security Bancshares
    Selected Financial Data  Three         Three         Twelve       Twelve
    (dollars in 000's except Months        Months        Months       Months
     per share amounts)      Ended         Ended         Ended        Ended
                          December 31,  December 31, December 31, December 31,
                              2008          2007          2008        2007
    Basic Earnings Per
     Share                   $0.07          $0.06        $0.34        $0.93
    Diluted Earning Per
     Share                   $0.07          $0.06        $0.34        $0.92

        Annualized Return on:
    Average Assets            0.43%          0.34%        0.52%        1.47%
    Average Equity            4.18%          3.22%        4.93%       13.73%
    Net Interest Margin       4.02%          4.92%        4.33%        5.35%

    Net Charge-offs to
     Average Loans            2.31%          2.18%        0.92%        0.90%



                          December 31,   December 31,
                              2008           2007
    Book Value Per Share     $6.63          $6.95
    Tangible Book Value Per
     Share                   $5.51          $5.71
    Efficiency Ratio         60.38%         47.38%
    Non Performing Assets to
     Total Assets            10.68%          3.66%

    Allowance for Loan
     Losses to Total Loans    2.75%          1.83%
    Shares Outstanding -
     period end         12,010,372     11,855,192
    Basic Shares - YTD
     average weighted   12,048,728     12,165,475
    Diluted Shares - YTD
     average weighted   12,052,150     12,200,920


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